UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 21, 2007

Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(419) 535-4500

Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.
     Dana Corporation (Dana) and certain of its subsidiaries (collectively, the Debtors) are operating under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code). The Debtors’ Chapter 11 cases (collectively, the Bankruptcy Cases) are pending in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court), where they have been consolidated under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL).

(i)	Appaloosa Offer

     As previously reported, by order dated August 1, 2007 (the Order), the Bankruptcy Court approved and authorized the Debtors to enter into a series of related agreements, including an Investment Agreement that provides, among other things, for an affiliate of Centerbridge Capital Partners, L.P. (Centerbridge) to purchase $250 million in Series A convertible preferred shares of reorganized Dana and for qualified creditors of the Debtors (including the holders of Dana’s unsecured notes) to have an opportunity to purchase $500 million in Series B convertible preferred shares of reorganized Dana on a pro rata basis.
     On August 31, 2007, the Debtors filed a Plan of Reorganization with the Bankruptcy Court that contemplates the implementation of the terms of the Investment Agreement and the other agreements that were approved and authorized under the Order.
     The Order also set out “Alternative Proposal Procedures” (the Procedures) to be followed by any qualified potential investor (as defined in the Procedures) interested in exploring a proposal that would be an alternative to the Centerbridge investment. Pursuant to the Procedures, Appaloosa Management, L.P. (Appaloosa) delivered an indication of interest in exploring an alternative proposal to the Debtors and the Official Committee of Unsecured Creditors in the Bankruptcy Cases (the Creditors’ Committee). Dana invited Appaloosa to participate in the next phase of the process and to submit a firm and final offer.
     The Debtors and the Creditors’ Committee have received an offer from Appaloosa. Appaloosa is expected to file a Schedule 13D/A with an exhibit containing a copy of the offer with the Securities and Exchange Commission. As provided in the Procedures, Dana will consider this offer during the week of September 24, 2007.

(ii)	Coupled Products Closing

     As previously reported, in May 2007, Dana and Coupled Products LLC (f/k/a Coupled Products Acquisition LLC) (Coupled Products) entered into an Asset Purchase Agreement (the Agreement) providing, among other things, for Dana and certain of its affiliates to sell the coupled products portion of their North American fluid routing products business to Coupled Products, a subsidiary of Wanxiang (USA) Holdings Corporation. The Bankruptcy Court approved the Agreement in June 2007.

     As part of the Agreement, the parties were required to make certain filings with the Committee on Foreign Investment and the Department of State, Directorate of Defense Trade Controls (the DDTC). The DDTC required that certain assets used to manufacture hoses for military vehicles be removed from the assets being purchased by Coupled Products. In August 2007, the parties executed an amendment to the Agreement to remove such assets from the Agreement and to make certain other changes to the Agreement. The Bankruptcy Court approved the amendment on September 19, 2007.
     The parties closed this transaction on September 21, 2007. At closing, Coupled Products assumed certain liabilities of the business and the parties entered into agreements under which Dana will provide certain transition services to Coupled Products. Dana expects to record an after-tax loss of $44 million in the third quarter of 2007 in connection with this transaction.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: September 24, 2007	By:	/s/ Marc S. Levin
Marc S. Levin
Acting General Counsel and Acting Secretary

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